Exhibit 2.1
STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
PARTNERSHIP PURSUANT TO
SECTION 15-901 OF THE DELAWARE
PARTNERSHIP ACT
1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the corporation first formed is 6/10/1965.

4.)	The name of the Corporation immediately prior to filing this Certificate is Northwest Pipeline Corporation.

5.)	The name of the Partnership as set forth in the Statement of Partnership Existence is Northwest Pipeline GP.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October  , A.D. 2007.

By:	/s/ PHILLIP D. WRIGHT
Authorized Person or Partner

Name:	PHILLIP D. WRIGHT
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